Exhibit 99.1

News Media: Jim Monroe 202-624-6620
Financial Community: Douglas Bonawitz 202-624-6129

Washington Gas Requests Rate Increase in District of Columbia to
Address Service Costs

WASHINGTON, D.C. (February 29, 2016) -- Washington Gas, a WGL company (NYSE: WGL), has filed an application with the Public Service Commission of the District of Columbia (DCPSC) to increase its base rates for natural gas service, generating $17.4 million in additional annual revenue. The revenue increase includes $4.5 million associated with natural gas system upgrades previously approved by the Commission and currently paid by customers through monthly surcharges.

The filing addresses rate relief necessary for Washington Gas to recover its costs and earn its allowed rate of return. The typical residential heating customer would see an approximate 9.6 percent gas bill increase or, on average, about $7.94 per month. The filing also satisfies a settlement agreement approved by the DCPSC in 2015, which provides for the recovery through a surcharge mechanism of costs related to an accelerated pipe replacement program to upgrade the Washington Gas distribution system and enhance safety. This settlement required the company to file a new rate proposal by August 1, 2016.

“For 167 years, Washington Gas has consistently delivered on its commitment to provide natural gas safely and reliably to customers in the District of Columbia,” said Adrian Chapman, president and chief operating officer of WGL Holdings, Inc. and Washington Gas. “The proposed rates will allow us to continue meeting this commitment while upgrading the natural gas system.”

Other elements of the application include the following requests:

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Revenue Normalization Adjustment -- Washington Gas has included a request to establish a revenue normalization adjustment (RNA) in its proposed rate structure. The proposed RNA would reduce fluctuations in customers’ bills resulting from extreme weather patterns. Washington Gas operates with similar normalization adjustments in its Maryland and Virginia service territories.

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Combined Heat and Power Rate Schedule – Washington Gas has proposed a commercial framework for the delivery of natural gas for Combined Heat and Power (CHP) systems. Fueled by natural gas, highly efficient CHP systems capture vented heat during the power generation process and use this heat for space heating and cooling. CHP systems are up to 80 percent energy efficient and require less fuel to produce energy.

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Multi-Family Development Incentives -- Washington Gas has proposed an incentive program for developers of multi-family housing projects in the District of Columbia. These incentives would bring the benefits of natural gas, including lower energy bills and reduced carbon emissions, to more residents in the District of Columbia.

The company anticipates that the new rates will become effective in February 2017.
Washington Gas’ last rate increase in the District of Columbia was approved by the DCPSC in May 2013. About 157,000 of the company’s 1.1 million customers reside in the District.

About Washington Gas
Washington Gas Light Company is a regulated natural gas utility providing safe, reliable natural gas service to more than 1.1 million customers in the District of Columbia, Maryland and Virginia. A subsidiary of WGL Holdings, Inc., the company has been providing energy to residential, commercial and industrial customers for more than 167 years.

About WGL
WGL (NYSE: WGL), headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities and assets across the U.S., WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL provides options for natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at www.wgl.com.